Exhibit 10.3

AMENDED AND RESTATED THIRD AMENDING AGREEMENT

THIS AGREEMENT (the "Restated Third Amending Agreement") is made on April 17, 2026, between SEASPAN ENERGY LTD. ("Owners") and STABILIS GDS, INC. ("Charterers").

WHEREAS:

A.

Owners and Charterers entered into a Time Charter Party dated December 12, 2025, which was amended by a First Amending Agreement dated February 6, 2026 (the "First Amending Agreement") and a Second Amending Agreement dated March 19, 2026 (the "Second Amending Agreement", and together with the original Time Charter Party and the First Amending Agreement, the "Charted') pertaining to the charter of the LNG bunker vessel SEASPAN GARIBALDI (the "Vessel");

B.

On March 24, 2026, the Owners and Charterers entered into a Third Amending Agreement pursuant to which the Parties agreed to suspend the Charter until May 1 , 2026 (the "Original Third Amending Agreement"); and

C.

The Parties now wish to extend the suspension of the Charter until June 1, 2026, and in order to give effect to that extension and record agreements made on related matters, the Parties wish to amend the Original Third Amending Agreement by replacing it in its entirety with this Restated Third Amending Agreement.

THEREFORE, in consideration of the covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree that the Original Third Amending Agreement is amended and is restated in its entirety to provide as follows, with effect retroactively as of and from March 24, 2026:

1 .         TEMPORARY SUSPENSION OF CHARTER

1 .1 The Charter will be suspended between 00:01 hours Pacific Standard Time on April 1, 2026, and 00:01 hours Pacific Standard Time on June 1, 2026 (the "Suspension Period").

1 .2 During the Suspension Period, all terms and conditions of the Charter will be temporarily suspended, and Owners will have sole use and control of the Vessel for all purposes, including without limitation the right to use the Vessel for commercial trading on behalf of Owners.

1 .3         In consideration of Owners' agreement to the Suspension Period, Charterers will pay Owners:

(a)

$US 500,000 on or before April 1, 2026, as per section 1.1 of the Second Amending Agreement (and Owners agree to waive Charterers' obligation to pay the remaining April Hire Balance that would otherwise be payable pursuant to the Second Amending Agreement); and

(b)

a suspension fee for the month of May 2026 in the amount of $US 500,000, of which $US 300,000 will be paid by Charterers on or before May 1, 2026. The balance of $US 200,000 will be paid by Charterers in six equal monthly installments, with the first installment to be paid together with the monthly hire for July 2026 on or before June 30, 2026, and each subsequent installment to be paid together with the monthly hire payments over the remainder of 2026. Interest will accrue on the balance of $US 200,000 (as reduced by the installment payments) starting from May 1 , 2026, at the rate set out in clause 37(f)(ii) of the Charter and will be paid as a lump sum together with the final installment payment, except that Charterers may elect at any time to pay the balance owed plus accrued interest in full.

1

.4 For clarity, the Suspension Period constitutes an agreed temporary suspension of the Charter and is not an off-hire period under the Charter. Without limiting the foregoing, the Suspension Period will not give rise to Off-Hire Extensions or Off-Hire Termination Rights under the Charter.

1.5 The Charter will automatically resume at 00:01 hours Pacific Standard Time on June 1, 2026, and the Vessel will go back on hire to Charterers pursuant to the terms of the Charter, regardless of the location of the Vessel at that time. Charterers will pay Owners hire for the month of June 2026 in advance no later than May 31, 2026. The Vessel will be deemed to have been delivered once again to Charterers at such time at the nearest port to its then current location. Without limiting the foregoing, hire (except as aforesaid for June 2026 hire), Fuel costs, port charges and all other fees and expenses payable by Charterers under the terms of the Charter will become payable again in accordance with the terms of the Charter as of and from 00:01 hours Pacific Standard Time on June 1, 2026.

1 .6 The "Firm Period" portion of the charter period (as defined in the Charter) will remain unchanged at 730 days from March 1, 2026, notwithstanding the Suspension Period.

2.         ADJUSTMENT TO DELIVERY CARGO AND HEEL

2.1 The sale of 3,630 m3 of Delivery Cargo and an additional 121.16 m3 of Heel on board the Vessel at delivery to Charterers pursuant to the Charter (as amended by the First Amending Agreement), for a total price of $US 928,822.53 as shown on Owners' invoice number 8880087, is hereby rescinded and cancelled. Charterers agree that they have no title, right or interest in or to such Delivery Cargo or Heel, and that Owners may utilize and/or sell the Delivery Cargo and Heel to a third party and retain the proceeds of sale for their own use absolutely.

2.2 In consideration of Owners agreeing to rescind the Delivery Cargo sale, Charterers will pay Owners a cancellation fee of $US 168,000 (the "Additional Cancellation Fee"), which for clarity is in addition to and not in substitution for the Cancellation Fee payable pursuant to the First Amending Agreement. Charterers will pay Owners the Additional Cancellation Fee on or before July 1, 2026, together with interest accrued on that amount starting from May 1 , 2026, at the rate set out in clause 37(f)(ii) of the Charter.

2.3 When the Charter resumes on June 1, 2026, Owners will ensure that the Vessel has 500 m3 (+ or — 25%) of Heel on board, which Charterers will purchase at a price of $US 10.75/mmbtu, with payment due on or before June 10, 2026.

3.         ADJUSTMENT TO BUNKERS ON BOARD AT DELIVERY

3.1 The sale of 86.44 metric tonnes (mt) of MGO on board the Vessel at delivery to Charterers, for a total price of $87,921.83 as shown on Owners' invoice number 8880087, is hereby rescinded and cancelled. Charterers agree that they have no title, right or interest in or to such MGO.

3.2 When the Charter resumes on June 1 , 2026, Owners will ensure that the Vessel has at least 50 mt of MGO on board, which Charterers will purchase at the Fuel Price (as defined in the Charter) as of June 1, 2026, with payment due on or before June 10, 2026.

3.3 Notwithstanding Section 2 and Section 3 of this Restated Third Amending Agreement, Charterers will remain responsible to reimburse Owners for the cost of Fuel consumed by the Vessel between March 1, 2026 and the start of the Suspension Period, valued at the "Actual Fuel Cost" as defined in the First Amending Agreement. For clarity, Fuel consumed by the Vessel during the Suspension Period will be for Owners' account.

4.         ADJUSTMENTS TO PREVIOUS DEFERRED PAYMENT OBLIGATIONS

4.1 Notwithstanding Section 1.2(a) of the Second Amending Agreement, the Parties agree that Charterers will pay Owners the Pre-Charter Adjustment Balance of $US 12,229.50 on or before July 1, 2026, together with interest accrued on that amount starting from April 1, 2026, at the rate set out in clause 37(f)(ii) of the Charter.

4.2 Notwithstanding Section 1.2(c) of the Second Amending Agreement, the Parties agree that Charterers will pay Owners the March Hire Balance of $US 504,400 in six equal monthly installments, with the first installment to be paid together with the monthly hire for July 2026 on or before June 30, 2026, and each subsequent installment to be paid together with the monthly hire payments over the remainder of 2026. Interest will accrue on the March Hire Balance (as reduced by the installment payments) starting from March 1, 2026, at the rate set out in clause 37(f)(ii) of the Charter and will be paid as a lump sum together with the final installment payment, except that Charterers may elect at any time to pay the balance owed plus accrued interest in full.

5.	GENERAL

5.1

Section 1.4 of the Second Amending Agreement is amended by changing the words "(as amended by this Second Amending Agreement)" in the first sentence of that provision to "(as amended by this Second Amending Agreement or any subsequent amendments to the Charter)".

5.2

The Charter will be deemed to be amended in all respects necessary to give effect to the matters agreed to under this Restated Third Amending Agreement. All terms and conditions of the Charter (as previously amended) will remain in full force and unamended except as amended by this Restated Third Amending Agreement.

5.3	Any capitalized terms used in this Restated Third Amending Agreement which are defined in the Charter, and are not defined herein, will have the meanings given to them in the Charter.

5.4

This Restated Third Amending Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Restated Third Amending Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this Restated Third Amending Agreement.

IN WITNESS WHEREOF, the Parties have caused this Restated Third Amending Agreement to be executed on the date first set out above but agreed that it will take effect retroactively as of March 24, 2026.

SEASPAN ENERGY LTD.

/s/ Harly Penner	Authorized Signatory

Name: Harly Penner

Title: President

STABILIS GDS, INC.

/s/ Andrew L. Puhala	Authorized Signatory

Name: Andrew L. Puhala

Title: SVP & CFO